FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr.
(614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2013

COLUMBUS, Ohio, May 7, 2013 -- Core Molding Technologies, Inc. (NYSE MKT: CMT) today announced results for the first quarter ended March 31, 2013.

Net income for the first quarter ended March 31, 2013 was $1,681,000, or $0.24 per basic and $0.23 per diluted share, compared with $2,635,000, or $0.37 per basic and $0.36 per diluted share in the first quarter of 2012.

Total net sales for the first quarter were $34,362,000, compared with $44,529,000 in the same quarter of 2012. Product sales totaled $32,858,000, decreasing 26% from $44,331,000 for the first quarter of 2012.

“As we expected and previously communicated, our sales in the first quarter of 2013 were lower than our sales in the first quarter of the previous year. This decrease reflects overall lower build rates for our medium and heavy-duty truck customers compared to relatively robust build rates in the first quarter of 2012,” said Kevin L. Barnett, President and Chief Executive Officer. “Operationally, we were able to sustain our margins and produced respectable earnings even at these lower build rates,” Barnett added.

“Based on our customers' and industry analysts' forecasts, we expect our second quarter sales to be below the second quarter of 2012. However, we do anticipate some increase in medium and heavy-duty truck build rates versus the first quarter,” Barnett noted. “For the year, we continue to expect our 2013 product sales to exceed 2012 levels due to the anticipated increased demand and new business awards planned for launch in the second half of the year,” Barnett concluded.

Core Molding Technologies, Inc. is a manufacturer of sheet molding compound (SMC) and molder of fiberglass reinforced plastics. Core specializes in large-format moldings and offers a wide range of fiberglass processes, including compression molding of SMC, glass mat thermoplastics (GMT) and bulk molding compounds (BMC); spray-up, lay-up, resin transfer (RTM) and vacuum resin transfer molding (V-RTM). Additionally, the company offers liquid molding of dicyclopentadiene (DCPD). Core serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction and other commercial products. Headquartered in Columbus, Ohio, Core maintains plants in Columbus and Batavia, Ohio; Gaffney, South Carolina and Matamoros, Mexico. For further information, visit the company's website at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries; federal and state regulations (including engine emission regulations); general economic, social and political environments in the countries in which Core Molding Technologies operates; safety and security conditions in Mexico; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2012 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Consolidated Income Statements
(in thousands, except per share data)
	Three Months Ended
	3/31/2013	3/31/2012
	(Unaudited)	(Unaudited)

Product Sales	$32,858	$44,331
Tooling Sales	1,504	198
Net Sales	34,362	44,529
Cost of Sales	28,472	36,898
Gross Margin	5,890	7,631
Selling, General and Admin. Expense	3,273	3,613
Operating Income	2,617	4,018
Interest Expense - Net	89	109
Income before Income Taxes	2,528	3,909
Income Tax Expense	847	1,274
Net Income	$1,681	$2,635
Net Income per Common Share
Basic	$0.24	$0.37
Diluted	$0.23	$0.36
Weighted Average Shares Outstanding
Basic	7,131	7,070
Diluted	7,386	7,397

Condensed Consolidated Balance Sheets
(in thousands)
	As of December 31,	As of December 31,
	3/31/2013	12/31/2012
	(Unaudited)
Assets:
Cash	$4,616	$7,838
Accounts Receivable	17,103	14,623
Inventories	9,250	9,965
Other Current Assets	5,386	5,300
Property, Plant & Equipment - Net	52,557	51,558
Deferred Tax Asset - Net	1,480	1,466
Other Assets	1,098	1,099
Total Assets	$91,490	$91,849

Liabilities and Stockholders' Equity:
Current Portion of Long-term Debt and Interest Rate Swaps	$3,623	$3,848
Accounts Payable	9,390	6,871
Compensation and Related Benefits	3,995	6,284
Accrued Liabilities and Other	1,005	1,019
Long-Term Debt and Interest Rate Swaps	3,793	5,842
Post Retirement Benefits Liability	9,940	9,987
Stockholders' Equity	59,744	57,998
Total Liabilities and Stockholders' Equity	$91,490	$91,849